EXHIBIT 99.2
PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Mad Catz Interactive fiscal 2008 third quarter earnings conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Tuesday, February 19, 2008. I would now like to turn the conference over to Mr. Joe Jaffoni, Investor Relations.
Joe Jaffoni - Jaffoni & Collins — IR
Good afternoon everyone. First I will read the Safe Harbor, and then I will provide you with some details of the third quarter before turning the call over to Darren Richardson and Stewart Halpern.
Today’s discussion will contain forward-looking statements about the Company’s financial results, estimates and business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this conference call as a result of new information or future events or developments.
You can identify these statements by the fact that they use words such as anticipate, estimate, expect, project, intend, plan, believe and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following — the ability to maintain or renew the Company’s licenses, competitive developments affecting the Company’s current products, first priority price reductions, price protection taken in response to price cuts, the ability to successfully market both new and existing products domestically and internationally, difficulties or delays in manufacturing, delays in the Company’s ability to obtain products from its manufacturers in China, market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the appropriate regulatory authorities.
Today’s call and webcast, as well as the data that I will read to you shortly, may include non-GAAP financial measures within the meaning of SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release.
I just want to take a moment. As everybody knows, we were hoping to release last Thursday the 14th. Because of some additional reporting requirements related to transactions closed in the December quarter, we delayed reporting until today. I’m happy to report that those filings are on track. And I will just quickly walk you through the third quarter results because we’re aware that the press release hasn’t yet hit the wire. And then I will turn the call over to Darren, and then he will introduce Stewart Halpern.
Net sales for the fiscal 2008 third quarter that ended December 31, 2007 were $34.3 million compared with $36.5 million in the fiscal 2007 third quarter, a decline of about 6%. Gross profit for the quarter rose 23.2% to $12.7 million from $10.3 million in the fiscal 2007 third quarter. The gross profit margin for the third quarter of fiscal 2008 was 36.9%, up from 28.2% in the fiscal 2007 third quarter. Net income for the quarter ended December 31, 2007 was $3.3 million or $0.06 per diluted share compared with net income of $3.7 million or $0.07 per diluted share for the quarter ended December 31, 2006.
EBITDA, which I will remind you again, is a non-GAAP financial measure, but defined as earnings before interest, taxes, depreciation and amortization, was $6.9 million in the fiscal 2008 third quarter, a 9.8% increase from the EBITDA of $6.2 million in the corresponding period last year. Reconciliations of those EBITDA figures are included in today’s announcement, and as I said, the announcement is expected to run just shortly. So with that, I will turn the call over to Mad Catz’ CEO, Darren Richardson.

Darren Richardson - Mad Catz Interactive, Inc. — CEO
Good afternoon and thank you for joining the call. I will first review some of the quarterly highlights and then turn the call ever to Stewart who will provide some financial perspective. Afterwards I will talk a little about our growth strategy before opening the call up to questions.
Mad Catz achieved strong third quarter financial results, reflecting again our focus on transforming the business and improving profitability. We achieved record quarterly gross margins of 36.9%, which drove a 23% increase in gross profits to $12.7 million from $10.3 million in the prior year. This despite the fact that net sales were lower by 6% due to our culling strategy and the console transition. This quarter also marks the seventh consecutive quarter of year-over-year gross margin improvement.
Gross margins for the nine months ended December 31, 2007 were 33.9%, and for the trailing 12 months gross margin were 33%. This was the first 12 month period in the Company’s history where gross margins exceeded 30%.
EBITDA for the quarter grew nearly 10% on a year-over-year basis to a record $6.9 million. This quarter also marks the seventh consecutive quarter of EBITDA improvement. EBITDA for the nine months ended December 31, 2007 was $9.3 million, a 32% increase from $7 million in the same period of the prior fiscal year. And on a trailing 12 month basis EBITDA was a record $11.2 million.
Net income for the quarter was $3.3 million, slightly lower than the prior year due to a higher effective tax rate, with a fully diluted EPS of $0.06 per share. On a year-to-date basis net income was up 33% and earnings per share was $0.07 per share compared to $0.06 per share in the prior year.
We have also taken several steps to expand our product lines, acquire attractive brand licenses, and complete accretive transactions, including expanding our geographic footprint, product offerings and scale by acquiring the assets of the Joytech video game accessories business, as well as the Saitek PC gaming peripherals business, launching AirDrives, AirDrives for Kids and more recently, AirDrives for iPhone. Further strengthening our portfolio of attractive licenses by adding a license for Rock Band instruments, including the exclusive base and premium guitars, drums and microphones. We expect our Rock Band products to begin shipping in calendar 2008 second quarter.
We also renewed our multiyear license agreement with the National Basketball Association, whereby Mad Catz produces customized team video game controllers and related accessories.
With that I would now like to turn the call ever to Mad Catz’ CFO, Stewart Halpern, for some additional detail.
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
We are extremely pleased with our record gross margin and EBITDA this quarter. Beneath the numbers we reported is a continuation of some of the trends we have experienced and discussed in the past several quarters. The year-over-year sales decline was again led by current generation product sales increases not being enough to offset prior generation product sales declines.
Looking at the three major video game platforms in the aggregate, Q3 fiscal ‘08 current gen product gross sales of $12.9 million lagged Q3 fiscal ‘07 prior gen product sales by nearly $6 million, with positive comps on the Microsoft platform not nearly enough to offset a very significant shortfall on the Sony platform, as well as a shortfall on the Nintendo console platform.
We have continued to increase the percentage of new generation product sales as a percentage of total console product sales. And addressing this dynamic will continue to be an important driver of our console product sales story, on which Darren will elaborate before we end the call.
A meaningful contributor both to sales results and record gross margin is our continuing efforts in the culling program we have discussed over the past year. As we continue to raise the bar on doing the right sales, not just any sales, we have found continued opportunities to weed out lower margin product placements for sake of higher gross project profit dollars.
We are especially pleased to register a gross margin of 36.9%, the highest gross margin of any quarter in the Company’s history. This is now the fifth consecutive quarter of gross margins in the vicinity of 30% or more, a neighborhood which we believe will continue to tend to be sustainable even without the benefit of Saitek’s even higher margin businesses.
The reason behind the impressive gross margin remain the same as for the past four quarters, our culling efforts to eliminate low margin product placements and a beneficial product mix, and in this quarter, 45 days worth of Saitek results in the period.
Operating expenses increased nearly 50% year-over-year to approximately $7.1 million, with a preponderance of the increase relating to the addition of Saitek’s nearly 120 people. Note that OpEx also includes approximately $375,000 relating to noncash amortization of intangibles relating to the acquisition. Also note that since Saitek was part of Mad Catz for only approximately half of our Q3, our consolidated apples-to-apples OpEx runrate may tend to be somewhat higher than that was reported this quarter.
We are pleased that our continuing focus on profitability led to strong bottom line results of $0.06 in diluted EPS and a best ever $6.9 million of EBITDA versus $0.07 and $6.2 million, respectively, in the prior year. This brings our trailing 12 month EBITDA to a record $11.2 million.
The improved profitability continues to evidence itself in our balance sheet. Even with the draw down of funds relating to the approximately $15 million cash portion of the Saitek acquisition. Our December 31st 2007 working capital loan less cash position of $8.9 million is lower than the year ago level of $10.6 million. While our balance sheet fully reflects the cost of the Saitek acquisition, our operating results, as I mentioned before, only reflect approximately half a quarter’s worth of contribution in the period.
We continue to be very enthusiastic about the prospects for the combination of Mad Catz and Saitek to be a one plus one equals three type of deal, and continue to expect it to be an accretive transaction for us. Further, we continue to be excited about where we are in the video game console cycle and the opportunities ahead to move the Company back to revenue growth as we maintain our disciplined focus on growing profit, cash flow and shareholder value.
To elaborate on these themes, as well as our strategy going forward, I would like to turn it back to Darren. But first I also want to mention that tomorrow we will be presenting at 1.30 PM Pacific time and doing one-on-ones at the Roth Capital conference in Dana Point. We look forward to having you join us or via the webcast.
Darren Richardson - Mad Catz Interactive, Inc. — CEO
We are very pleased with the progress we have made over the last two years in transforming the business. Moving away from low margin commodity items and focusing on differentiated and licensed products. Products with higher average selling prices, but also meaningfully diversifying our product offerings. At the same time, we focused on driving operating efficiencies by challenging costs in virtually every aspect of the business, exploring different models of working with customers, maximizing working capital efficiency, generating cash and strengthening the balance sheet.
As I said, this strategy has brought about an incredible transformation in the business, but ultimately we need to be able to drive profitable growth. And we’re focused on three key areas to do just that. The first is tapping the organic growth within the core video game console space. As Stewart mentioned, the decline of sales of legacy platforms have more than offset the growth of the current generation platforms. However, we believe that the recent price cuts on the Xbox 360 and PlayStation 3 consoles, plus the successful launch of the new low-cost PS3 console, mark the true beginning of the cycle for third-party accessory market.
In addition to the rapidly expanding installed base, the price cuts also mark the arrival of the first wave of price sensitive consumers who are more likely to purchase value priced third-party accessories than the early adopters. Our expanding distribution footprint and broad product range, supplemented by the additions of Joytech, Saitek and our ongoing licensing program, positions Mad Catz to benefit from the organic growth in the industry, while maintaining our focus on high-value add products.
The second growth area is the addition of products in adjacent categories, which would include AirDrives in the Saitek PC lines. This acquisition meaningfully diversifies and expands our operating base and product offerings, establishing Mad Catz as a worldwide leader, not just in video game accessories, but in the broader category of interactive entertainment accessories.

Although we expect to achieve operational efficiencies due to the scale of the combined entity, we believe that the real upside from the Saitek acquisition is inherent in the future potential growth. We intend to identify opportunities to apply Saitek’s brands, intellectual property, products and skills in the console gaming market, as well as identified opportunity to apply Mad Catz’ brands, intellectual property products and skills in the PC gaming market.
The third growth area, which I would categorize as a medium-term growth opportunity, is to continue publishing software/hardware game bundles. We felt this year was too early in the console cycle for current generation products, but we intend to continue with this strategy once the installed base of current generation consoles is established. We’ve had good success in software in the past with an approach that emphasizes a hardware/software bundle and modest investment by Mad Catz.
We are very pleased with our ability to extract efficiencies from our core business and meaningfully diversify our product offerings through strategic acquisitions. We look forward to leveraging this initial progress to grow shareholder value during this exciting time for Mad Catz and the entire video game industry.
I would now like to open the call to questions.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Ronald Rotter, RLR Partners.
Ronald Rotter - RLR Partners — Analyst
The Saitek acquisition, it seems like your expenses when up tremendously. Was this all a function of Saitek? And if so, is it reasonable to assume that Saitek was dilutive to the results had it not been part of Mad Catz’?
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
This is Stewart. I will address the question. As I said in the comments, the preponderance of the increase was relating to Saitek. Some of the Mad Catz expenses also did go up a bit. This is the first full quarter, for example, that we’re showing the impact of the handful or so of people that we brought on with the Joytech acquisition. So there are a few things on the Mad Catz side where expenses were up. But the preponderance definitely was on the Saitek side. But in fact, the Saitek results were accretive to the quarter, so hence my comments that we continue to expect it to be so.
Darren Richardson - Mad Catz Interactive, Inc. — CEO
I think the other thing is the Saitek transaction was effective around the middle of November, and the bulk of the Saitek — the meaningful bulk of the Saitek sales occurred before that. So we basically end up with the overhead, which is a fixed runrate, but we missed a lot of the sales. So it is not as —.
Ronald Rotter - RLR Partners — Analyst
But you’re saying it was even with that. It was accretive to the quarter’s results?
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
Yes.

Ronald Rotter - RLR Partners — Analyst
The next question I have is you talked about the impact of now new generation machines with the price cuts and everything. Obviously we’re going into a period where there is just a slowdown in the economy. Do you feel comfortable that the dynamics unique to the video game industry with the quarters going forward will more than offset the slowdown in consumer spending?
Darren Richardson - Mad Catz Interactive, Inc. — CEO
Yes. I think we definitely saw some impact from the back half of the quarter, no doubt. The other thing that happened that impacted a lot of business, and not just Mad Catz, but some of the other software companies, is Rock Band and Guitar Hero both made up such substantial segments of the sales through the business, that unless you are attached to those two titles in some way, there were fewer areas to play.
Now the good news there is we expect that Rock Band in particular will be very, very successful as it moves forward. And we’re really excited about the license we have to do additional instruments for the Rock Band game. And this is the first third-party instrument license that is being cut to address that whole segment. I think that is a huge opportunity for us.
Ronald Rotter - RLR Partners — Analyst
That will ship in the June quarter?
Darren Richardson - Mad Catz Interactive, Inc. — CEO
Yes, it should be in the very back end of the June quarter. And we need to obviously go through all the different first party approval processes, which may slip it into the early part of the July, but at the moment we’re very much on track for June.
Ronald Rotter - RLR Partners — Analyst
Do you care to at this point in time talk at all about now that this will be the first full quarter of Saitek, Joytech, Mad Catz and everything how the March quarter is shaping up? Is Saitek a seasonal product? Joytech, my guess, is a seasonal product.
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
Yes, the work that we have done through our due diligence and otherwise suggest that the seasonality of the Saitek business should be generally similar to ours. They do have perhaps a little bit more impact from time to time of certain significant products, which influence results. But generally speaking their seasonality tends to map ours fairly closely.
Ronald Rotter - RLR Partners — Analyst
It should be — is it reasonable than that it should be dilutive to the March quarter’s results?

Stewart Halpern - Mad Catz Interactive, Inc. — CFO
No, not necessarily. But again, as you have followed us and the industry for a while, you certainly generate the bulk of your profitability typically in the December quarter. And then you can look at our results and the March quarter has tended to be sort of around a breakeven-ish (multiple speakers).
Ronald Rotter - RLR Partners — Analyst
So Saitek isn’t going to be skewed any more so or —?
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
We wouldn’t expect it to be, no.
Operator
(OPERATOR INSTRUCTIONS). [Eric Wolf, Flex Capital].
Eric Wolf - Flex Capital — Analyst
A couple of quick questions for you. I was wondering if you could give a break out in terms of revenues that — organic revenue growth from Mad Catz, and then the revenue you saw from Joytech and Saitek in this quarter?
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
Well, we’re not actually breaking them down into separate operating segments. One of the things that you’ll see disclosed in the Q, which should be filed shortly, if not already, is on a platform basis you will see that the — on a gross sales basis you’ll see what the impact of the Saitek portion of the business is. So for the sake — for the quarter it is probably — I actually don’t have the exact number right in front me, but it was probably in the vicinity of 12% or so of the quarter’s revenue. You can back it out from there. (multiple speakers).
Darren Richardson - Mad Catz Interactive, Inc. — CEO
It is about $5 million.
Eric Wolf - Flex Capital — Analyst
Then Joytech, can you give us just any rough sense of what impact you saw from that?
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
Joytech is pretty fully integrated into our business. But I guess practically speaking we sold the entirety of the inventory that we bought. And if you remember back to that transaction, we talked about a $3 million-ish number there.

Darren Richardson - Mad Catz Interactive, Inc. — CEO
It would be pretty close to the $5 million.
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
That was at cost. And so with the margin, you could say that was probably another $4 million to $5 million.
Eric Wolf - Flex Capital — Analyst
It is fair to say then that there continues to be some decline in the organic business?
Darren Richardson - Mad Catz Interactive, Inc. — CEO
Yes. That is absolutely the case. And part of that in the Q3 last year we had two significant comps. One was the Xbox LIVE Arcade Stick, which was a couple of million dollars, which we didn’t have anything that anniversaried there. And you will see also that popping through in the Xbox 360 business share in the year-on-year.
The other one was we had the Gears of War faceplate, which was a Q3 event last year. We had the Halo faceplate, which initially was going to comp that, but Halo got pushed back to Q2. And then we had Assassin’s Creed and Mass Effect in Q3, which were both pretty strong performers.
Eric Wolf - Flex Capital — Analyst
Then on the margins, I mean, the margins — congrats on the great growth there. I know you had mentioned that you had expected the high 20s to be a target, but you weren’t even certain you would be able to maintain that, and here you come out with some fantastic margins this quarter. Which one — is high 20s still the target or is this new number in any way sustainable or close to sustainable? Do you have a sense of where you expect margins to be going forward?
Stewart Halpern - Mad Catz Interactive, Inc. — CFO
Yes, I think what we have said in the past was that we felt that a 30%-ish gross margin was a sustainable number. And I think that is probably what we would still say today. Obviously as we discussed, we continue to try to focus on ever-increasing profitability, but suffice to say that we’re comfortable at the 30, low 30s as a sustainable level. And we will do what we can on a quarter by quarter basis to generate even more.
Eric Wolf - Flex Capital — Analyst
Fantastic. Thanks a lot guys.
Operator
(OPERATOR INSTRUCTIONS). Joseph Miranda, Private Investor.

Joseph Miranda Private Investor
I want to know what has been the response to the AirDrives so far?
Darren Richardson - Mad Catz Interactive, Inc. — CEO
AirDrives, the critical response has been great. I think if you do a Google search on AirDrives you’ll find hundreds, if not thousands, of very, very positive responses. The issue we had is we missed the key placements over the holiday period with key retailers. That was very disappointing. We’re now in the process — we’ve got it actually up on a lot of key retailers’ websites, like Best Buy.com and Amazon and some of those kind of things. And we have recently rolled the product out into some of the more specialty product chains like Sharper Image and Hammacher Schlemmer and a few other retailers along those lines. And most of the key retailers, the Best Buys, Circuit Citys and the mass markets will be coming back around looking at May/June refits.
Joseph Miranda Private Investor
So you don’t have any real sales response you can discuss?
Darren Richardson - Mad Catz Interactive, Inc. — CEO
No, we’ve got no great sales homerun that we can report on that one. But certainly the PR effort is working well. We don’t see too many negative sort of feedback on the product, with one exception on pricing. And as we have brought out the new iPhone’s product we’re making a move to reduce the price points by about $20 on the AirDrives and the AirDrives Kids, which hopefully will address some of those concerns. And the focus this year is to really drive into some main bricks and mortar retail.
Joseph Miranda Private Investor
One other question, if I may. Are there any Wii offerings planned for this year?
Darren Richardson - Mad Catz Interactive, Inc. — CEO
We do have a range of things that are sort of coming down the pipeline from time to time. I guess the big question would be the Wii remote-control and nunchuk. And that does not look like a reality. However, we are working on some other products that, including some of the Rock Band products that we hope to be able to bring across to the Wii platform.
Operator
(OPERATOR INSTRUCTIONS). There are no questions at this time. I will now turn the call back over to you.
Darren Richardson - Mad Catz Interactive, Inc. — CEO
Great. Thank you. Thank you everyone for your interest in Mad Catz. The 2008 Q3 and year-to-date results demonstrate significant success towards our achieving our financial goals of increasing margins, gross profits and EBITDA, while reducing our bank borrowings net of cash and the overall strengthening of our balance sheet. The quarter and year-to-date results also highlight the significant progress we have made to diversify and expand our productlines and brand license portfolio with a focus on higher margin product mix.
With a worldwide base of operations, exciting licenses, new products, and current generation of console gaining traction, we intend to pursue new growth initiatives and sources of revenue. We look forward to updating you on our progress when we host our fourth quarter ‘08 call in the near future. Thank you.
Operator
Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.